Exhibit 12

WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                        Six Months Ended
                                     Year Ended December 31,                June 30,
                          --------------------------------------------  ----------------
                             1992     1993     1994     1995     1996     1996     1997
                          --------  -------  -------  -------  -------  -------  -------
Fixed Charges:
 Interest cost           $  73,776   79,194   80,807   77,237  103,338   39,833   66,472

One-third rent
  expense                    4,495    4,819    5,227    5,976    6,906    3,351    3,747
                          --------  -------  -------  -------  -------  -------  -------

Total Fixed Charges      $  78,271   84,013   86,034   83,213  110,244   43,184   70,219
                          ========  =======  =======  =======  =======  =======  =======

Add (Deduct):
 Earnings before
  income taxes           $ 129,452  189,168  288,923  823,804  306,086  197,122   49,469
 Interest capitalized       (7,354) (15,904)  (9,294)  (6,187) (10,534)  (4,641)  (7,900)
                          --------  -------  -------  -------  -------  -------  -------

Earnings for
 Fixed Charges           $ 200,369  257,277  365,663  900,830  405,796  235,665  111,788
                          ========  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges             2.56     3.06     4.25    10.83     3.68     5.46     1.59
                          ========  =======  =======  =======  =======  =======  =======









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